Exhibit 99.1

DermTech Reports Fourth Quarter and Full Year 2021 Financial Results

LA JOLLA, Calif. – March 1, 2022 – DermTech, Inc. (NASDAQ: DMTK) (“DermTech”), a leader in precision dermatology enabled by a non-invasive skin genomics platform, today reported financial results as of and for the quarter and fiscal year ended December 31, 2021.

Fourth Quarter and Full Year 2021 Highlights

•

Billable sample volume of approximately 11,780 for the fourth quarter of 2021, a 42% increase compared to approximately 8,300 recorded for the fourth quarter of 2020. Billable sample volume for the full year 2021 of approximately 44,620, an 86% increase compared to 2020.

•

Assay revenue of $3.0 million for the fourth quarter of 2021, a 90% increase compared to the fourth quarter of 2020. Assay revenue for the full year of 2021 of $11.0 million, a 160% increase compared to 2020.

•

Total revenue of $3.2 million for the fourth quarter of 2021, a 49% increase compared to the fourth quarter of 2020. Total revenue for the full year of 2021 of $11.8 million, a 101% increase compared to 2020.

•	Announced agreements with DermatologistOnCall and BioIQ to expand telehealth offerings for the DermTech Melanoma Test.
•	Announced DermTech Stratum, an expanded translational medicine service offering for non-invasive biomarker analysis.
•	Cash, cash equivalents, restricted cash and short-term marketable securities were $228.4 million at the end of the year.

“We are pleased with our fourth quarter and full year 2021 performance despite the various headwinds created by the pandemic. In 2021, we substantially scaled our commercial, operations, payor, and development teams. This will enable our ability to capture the promising market opportunities our Smart StickerTM genomics platform addresses,” said John Dobak, MD, chief executive officer of DermTech. “We look forward to making significant progress in 2022, which will be our first year of commercialization with a fully resourced sales and marketing organization.”

Fourth Quarter and Full Year 2021 Financial Results

Assay revenue increased $1.4 million, or 90%, to $3.0 million for the three months ended December 31, 2021, compared to $1.6 million for the same period of 2020. Assay revenues grew $6.8 million, or 160%, to $11.0 million for the twelve months ended December 31, 2021, compared to $4.2 million for the same period of 2020. The increase in assay revenue was primarily due to higher billable sample volume and improved average selling price (“ASP”) resulting from better cash collections. Billable sample volume increased 42% to approximately 11,780 for the three months ended December 31, 2021, compared to approximately 8,300 for the same period of 2020. Billable samples increased 86% to approximately 44,620 for the twelve months ended December 31, 2021, compared to approximately 24,000 for the same period of 2020. Contract revenue decreased $0.4 million, or 65%, to $0.2 million for the three months ended December 31, 2021, compared to $0.6 million for the same period of 2020. Contract revenue decreased $0.8 million, or 50%, to $0.8 million for the twelve months ended December 31, 2021, compared to $1.6 million for the same period in 2020. Total revenue increased $1.1 million, or 49%, to $3.2 million for the three months ended December 31, 2021, compared to $2.1 million for the same period of 2020. Total revenue increased $5.9 million, or 101%, to $11.8 million for the twelve months ended December 31, 2021, compared to $5.9 million for the same period of 2020.

Gross margin for the three months ended December 31, 2021, was 4%, compared to 19% for the same period of 2020. The decrease in gross margin for the fourth quarter of 2021 was largely driven by lower contract revenue compared to the same period of the prior year. Gross margin for the twelve months ended December 31, 2021, was 11%, compared to negative 2% for the same period of 2020. The improvement in gross margin for the full year 2021 was largely driven by increased assay revenue in the current period. Assay gross margin for the three months ended December 31, 2021, was negative 1%, compared to negative 9% for the same period of 2020. Assay gross margin for the twelve months ended December 31, 2021, was 5%, compared to negative 38% for the same period of 2020. The increase in assay gross margin was due to higher billable sample volume, improved ASP resulting from better cash collections, and better utilization of current capacity to reduce the per test cost.

Sales and marketing expenses for the three months ended December 31, 2021, were $13.3 million, an increase of 161%, compared to $5.1 million for the same period of 2020. Sales and marketing expenses for the twelve months ended December 31, 2021, were $37.6 million, an increase of 134%, compared to $16.1 million for the same period of 2020. The increase was primarily attributable higher compensation costs related to the expansion of our sales force, marketing, and payor access teams as well as additional marketing and payor infrastructure investments to increase awareness of the DermTech Melanoma Test.

Research and development expenses for the three months ended December 31, 2021, were $6.0 million, an increase of 213%, compared to $1.9 million for the same period of 2020. Research and development expenses for the twelve months ended December 31, 2021, were $16.3 million, an increase of 207%, compared to $5.3 million for the same period of 2020. The increase was due to higher compensation costs of expanding the research and development team, including the addition of a new Chief Scientific Officer and Chief Medical Officer, increased clinical trial costs, increased consulting, software and travel expenses and increased spend on laboratory supplies to support new product development.

General and administrative expenses for the three months ended December 31, 2021, were $7.2 million, an increase of 152%, compared to $2.8 million for the same period of 2020. General and administrative expenses for the twelve months ended December 31, 2021, were $24.8 million, an increase of 80%, compared to $13.8 million for the same period of 2020. The increase was primarily due to higher payroll-related costs and stock-based compensation as we continue to add additional infrastructure such as human resources, billing, information technology and legal resources, among other things.

Net loss for the three months ended December 31, 2021 was $26.1 million, or $0.88 per share, which included $3.8 million of non-cash stock-based compensation, partially offset by a $0.3 million gain related to non-cash change in fair value of warrant liability, compared to a net loss of $10.7 million, or $0.54 per share, for the same period of 2020, which included $1.4 million of non-cash stock-based compensation and a $1.3 million loss related to non-cash change in fair value of warrant liability. Net loss for the twelve months ended December 31, 2021 was $78.3 million, or $2.71 per share, which included $13.4 million of non-cash stock-based compensation and a $1.1 million loss related to non-cash change in fair value of warrant liability, compared to a net loss of $36.5 million, or $2.15 per share, for the same period of 2020, which included $5.0 million of non-cash stock-based compensation and a $1.2 million loss related to non-cash change in fair value of warrant liability.

Cash, cash equivalents, restricted cash and short-term marketable securities totaled $228.4 million as of December 31, 2021.

First Quarter and Full Year 2022 Guidance

Management estimates that first quarter 2022 assay revenue will be between $3.4 million and $3.8 million, and full year 2022 assay revenue will be between $22 million and $26 million.

Conference Call and Webcast Information

DermTech will host a conference call and webcast to discuss the fourth quarter financial results on Tuesday, March 1, 2022 at 1:30 p.m. Pacific time / 4:30 p.m. Eastern time. The conference call can be accessed live over the phone by dialing (844) 467-7114 for U.S. callers or (409) 231-2086 for international callers, using conference ID: 8994008. The live webcast can be accessed at investors.dermtech.com.

About DermTech:

DermTech is a leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by our non-invasive skin genomics platform. DermTech’s mission is to transform dermatology with our non-invasive skin genomics platform, to democratize access to high quality dermatology care, and to improve the lives of millions. DermTech provides genomic analysis of skin samples collected non-invasively using an adhesive patch rather than a scalpel. DermTech developing and marketing novel non-invasive genomics tests to aid in the diagnosis and management of various skin conditions, including skin cancer, inflammatory diseases, and aging-related conditions. For additional information on DermTech, please visit DermTech’s investor relations site at: www.DermTech.com.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations and evaluations with respect to: the performance, patient benefits, cost-effectiveness, commercialization and adoption of DermTech’s products and the market opportunity for these products, DermTech’s negotiations with private payors, pilot programs and related efforts, DermTech’s positioning and potential revenue growth, and DermTech’s ability to expand its product offerings and develop pipeline products. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare and private payors; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in (x) the “Risk Factors” section of the most recent Annual Report on Form 10-K filed by DermTech with the Securities and Exchange Commission (the “SEC”), and (y) other documents filed or to be filed by DermTech with the SEC, including subsequently filed reports. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact information

Press and Media:

Sarah Dion

sdion@dermtech.com

(858) 450-4222

Investors:

Westwicke Partners

Caroline Corner, PhD

caroline.corner@westwicke.com

(415) 202-5678

DERMTECH, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$176,882	$24,248
Short-term marketable securities	48,449	39,529
Accounts receivable	3,847	1,480
Inventory	480	104
Prepaid expenses and other current assets	3,166	1,521
Total current assets	232,824	66,882
Property and equipment, net	4,549	2,731
Operating lease right-of-use assets	7,744	—
Restricted cash	3,025	—
Other assets	167	167
Total assets	$248,309	$69,780
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,880	$1,573
Accrued compensation	5,120	2,075
Accrued liabilities	1,227	763
Short-term deferred revenue	1,380	905
Current portion of operating lease liabilities	1,453	—
Current portion of finance lease obligations	121	109
Total current liabilities	12,181	5,425
Warrant liability	146	1,650
Long-term deferred revenue	—	639
Long-term finance lease obligations, less current portion	136	226
Operating lease liabilities, long-term	6,148	—
Total liabilities	18,611	7,940
Stockholders’ equity:
Common stock, $0.0001 par value per share; 50,000,000 shares authorized as of December 31, 2021 and 2020; 29,772,922 and 20,740,413 shares issued and outstanding at December 31, 2021 and 2020, respectively	3	2
Additional paid-in capital	436,183	189,868
Accumulated other comprehensive loss	(124)	(1)
Accumulated deficit	(206,364)	(128,029)
Total stockholders’ equity	229,698	61,840
Total liabilities and stockholders’ equity	$248,309	$69,780

DERMTECH, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Assay revenue	$2,969	$1,563	$11,023	$4,241
Contract revenue	196	558	815	1,644
Total revenues	3,165	2,121	11,838	5,885
Cost of revenues:
Cost of assay revenue	3,013	1,698	10,464	5,863
Cost of contract revenue	27	27	100	118
Total cost of revenues	3,040	1,725	10,564	5,981
Gross profit/(loss)	125	396	1,274	(96)
Operating expenses:
Sales and marketing	13,330	5,104	37,575	16,077
Research and development	5,990	1,913	16,261	5,293
General and administrative	7,164	2,843	24,836	13,823
Total operating expenses	26,484	9,860	78,672	35,193
Loss from operations	(26,359)	(9,464)	(77,398)	(35,289)
Other income/(expense):
Interest income, net	44	21	151	40
Change in fair value of warrant liability	262	(1,258)	(1,088)	(1,228)
Total other expense	306	(1,237)	(937)	(1,188)
Net loss	$(26,053)	$(10,701)	$(78,335)	$(36,477)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	29,732,059	19,687,908	28,884,874	16,979,411
Net loss per share of common stock outstanding, basic and diluted	$(0.88)	$(0.54)	$(2.71)	$(2.15)